Exhibit 4.3

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

PROMISSORY NOTE

No. SUN-	Date of Issuance

US$1,000,000.00

FOR VALUE RECEIVED, ALPHAEON CORPORATION, a Delaware corporation (the “Company”), hereby promises to pay to the order of (the “Holder”), one hundred seventy five percent (175%) of the principal sum of US$ 1,000,000.00 (the “Payment Amount”) on the Maturity Date (as defined below). This Note is being issued to lenders with identical terms and on the same form as set forth herein (except that the holder, principal amount and date of issuance may differ in each Note) pursuant to that certain Senior Unsecured Note Purchase Agreement, dated effective as of June 19, 2019, as amended (the “Purchase Agreement”), by and among the Company, Dental Innovations BVBA, or one or more related entities designated by Dental Innovations BVBA, and one or more other lenders who, from time to time, may purchase Notes thereunder. Capitalized terms not otherwise defined in this Note shall have the meanings set forth in the Purchase Agreement.

This Note shall be senior in right of priority and payment to any current or future indebtedness of the Company or the Company’s subsidiary, AEON Biopharma, Inc. (“AEON”), other than the Strathspey Note which may be repaid in accordance with its terms. This Note shall be senior unsecured, but shall be pari-passu with that certain Fourth Amended and Restated Intercompany Credit Line Promissory Note in favor of Strathspey Crown Holdings Group, LLC (formerly known as SCH-AEON, LLC and Strathspey Crown Holdings, LLC), dated June 30, 2019, as amended and restated, supplemented or otherwise modified (the “Strathspey Note”).

1.Payment. Unless otherwise prepaid in accordance with Section 2 or converted as provided in Section 3, the Payment Amount is due and payable by the Company to the Holder on the third (3rd) anniversary of the date of issuance of this Note (the “Maturity Date”). If payment under this Note becomes due and payable on a Saturday, Sunday, or holiday, such payment shall be made on the next succeeding business day. The Note will bear no stated interest. The Payment Amount will be paid in lawful money of the United States of America at such place as the Holder may from time to time designate in writing to the Company.

2.Prepayment. The Company may prepay (in whole) the Payment Amount without premium or penalty at any time prior to the Maturity Date (a “Prepayment”). The Holder may demand a Prepayment (a “Mandatory Prepayment”) if, prior to the Maturity Date, the Company or AEON engages in a Change of Control Transaction (as defined below).

For purposes of this Note, a “Change of Control Transaction” with respect to either the Company or AEON (either being the “Acquired Entity”) shall mean the occurrence of any of the following events: (a) an acquisition of the Acquired Entity by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation in which the Acquired Entity’s stockholders of record immediately prior to such Acquisition (as defined below) will, immediately after such acquisition, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity, but excluding any merger effected exclusively for the purpose of changing the domicile of the Acquired Entity or a merger between the Acquired Entities), or (b) a sale of all or substantially all of the assets of the Acquired Entity (collectively, an “Acquisition”). The Payment Amount of this Note shall be due and payable immediately upon a Mandatory Prepayment demand.

3.Conversion. In the event of an IPO of the Company prior to the earliest of (a) Prepayment, (b) Mandatory Prepayment, or (c) the Maturity Date, the Payment Amount shall automatically convert at the closing of the IPO into the shares of common stock of the Company at the conversion price equal to the per share price at which the securities are offered to the public in the IPO (after accounting for any impact of price-based anti-dilution adjustments to the Company’s preferred stock triggered in connection with the IPO) (the “IPO Conversion Price”). The number of shares of common stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Payment Amount by (ii) the IPO Conversion Price. For purposes of this Note, an “IPO” shall mean the Company’s first underwritten public offering of its common stock under the Securities Act of 1933, as amended.

4.Mechanics and Effect of Conversion. No fractional shares of capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted Payment Amount that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to Section 3, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, electronic confirmation of issuance or a stock certificate for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check from the Company payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note.

5.Market Standoff. To the extent requested by the Company or an underwriter of securities of the Company, the Holder and any permitted transferee thereof shall not, without the prior written consent of the managing underwriters in the IPO, offer, sell, make any short sale of, grant or sell any option for the purchase of, lend, pledge, otherwise transfer or dispose of (directly or indirectly), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership (whether any such transaction is described above or is to be settled by delivery of securities, in cash, or otherwise), any shares of stock of the Company then owned by the Holder or any transferee thereof, or enter into an agreement to do any of the foregoing, for up to 180 days (as determined by the Company’s Board of Directors) following the effective date of the registration statement of the IPO filed under the Act. For purposes of this paragraph, “Company” includes any subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on the certificates representing the shares subject to this paragraph and may impose stop transfer instructions with respect to such other shares of stock of the Holder and any transferee thereof (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Holder and any transferee thereof shall enter into any agreement reasonably required by the underwriters to the IPO and approved by the Company’s Board of Directors to implement the foregoing within any reasonable timeframe so requested (up to 180 days).

6.Representations and Warranties; Further Limitations on Disposition.

(a)By acceptance of this Note and execution of the Purchase Agreement (or a joinder thereto), the Holder acknowledges and agrees that the representations and warranties of the Holder in Section 3 of the Purchase Agreement that refer to the Note shall refer to both the Note and the shares of common stock issuable upon conversion of the Note, as applicable.

(b)Without in any way limiting the representations and warranties set forth in the Purchase Agreement or elsewhere in this Note, the Holder agrees not to make any disposition of all or any portion of the shares issued upon conversion of this Note unless and until:

(i)there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in connection with such registration statement; or

(ii)the Holder has (A) notified the Company of the proposed disposition; (B) furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; and (C) if requested by the Company, furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration under the Securities Act.

(c)The Holder understands and acknowledges that this Note and the shares issued upon conversion of this Note may bear the following legend or a substantially similar legend:

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

7.Events of Default. Each of the following events or conditions shall constitute an “Event of Default”:

(a)the Company fails to pay the Payment Amount when due, whether at stated maturity, by acceleration, or otherwise, and such failure remains unremedied for a period of ten (10) days;

(b)any representation, warranty, certification or other statement of fact made or deemed made by or on behalf of the Company or AEON herein or in any agreement, certificate, document, report, financial statement or other document furnished by the Company or AEON under or in connection with this Note, including without limitation the Purchase Agreement and other Note Documents, proves to have been false or misleading on or as of the date made or deemed made, which breach shall have a Material Adverse Effect (as defined in the Purchase Agreement as in effect on the date hereof), on (i) the financial condition of the Company or AEON, or (ii) the ability of the Company or AEON to perform its obligations under this Note, the Purchase Agreement or the other Note Documents;

(c)the Company or AEON fails to perform or observe, in any material respect, any other covenant, term, condition or agreement contained in this Note or any other Note Document or any agreement executed and delivered in connection herewith, and the breach of such other covenant, term, condition or agreement is not cured within thirty (30) days after the earlier to occur of the Company’s or AEON’s receipt of notice of such breach from the Holder;

(d)the Company or AEON (i) commences any case, proceeding or other action under any existing or future bankruptcy, insolvency, or similar law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it for all or any substantial part of its assets, or (ii) makes a general assignment for the benefits of its creditors;

(e)there is commenced against the Company or AEON in a court of competent jurisdiction any case, proceeding or other action of a nature referred to in Section 7(d) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed or unbonded for sixty (60) days; or

(f)the occurrence of any default under the Strathspey Note or any agreement or instrument executed or delivered in connection therewith.

8.Remedies. If any Event of Default occurs and is continuing past any applicable cure period, then the Payment Amount shall immediately become due and payable and, subject to the Enforcement Restrictions of Section 6.21 in the Purchase Agreement, the Holder may exercise all rights and remedies available to it under the Purchase Agreement and other Note Documents.

9.Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Requisite Holders (as defined below). This Note is for the sole benefit of the parties hereto and their respective successors and assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

10.Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of Delaware. The provisions of Section 6.20 of the Purchase Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

11.Counterparts. This Note may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

13.Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 13).

14.Expenses. Except as otherwise provided in the Purchase Agreement, each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Note.

15.Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

16.Entire Agreement; Amendments and Waivers. This Note and the other Note Documents, along with all other agreements entered into between the Company and the Holder in connection with the purchase of this Note, constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. The Company’s agreements with each of the holders of the Notes are separate agreements, and the sales of the Notes to each of the holders thereof are separate sales. Notwithstanding the foregoing, any term of this Note and the other Notes may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holders of over 50% of the Principal amount of all outstanding Notes (the “Requisite Holders”), provided that no such amendment or waiver treats the Holder less favorably than any other holder of the Notes. Any waiver or amendment effected in accordance with this Section 16 will be binding upon each holder of a Note and each future holder of a Note.

17.Effect of Amendment or Waiver. The Holder acknowledges and agrees that by the operation of Section 16 hereof, the Requisite Holders will have the rights and power to diminish or eliminate all rights of the Holder under this Note.

18.Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of the Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms.

19.Limitations on Disposition. Without in any way limiting the representations and warranties set forth in the Purchase Agreement, the Holder agrees not to make any disposition of all or any portion of the Notes unless and until the transferee has agreed in writing for the benefit of the Company to make the representations, warranties and undertakings set out in, and be otherwise bound by, the Purchase Agreement.

20.Exculpation among Noteholders. The Holder acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. The Holder agrees that no other holder of the Notes, nor the controlling persons, officers, directors, partners, agents, stockholders or employees of any other holder of the Notes, will be liable for any action heretofore or hereafter taken or not taken by any of them in connection with the purchase and sale of the Notes.

21.Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

22.Employees, Officers and Directors Not Liable. In no event will any employee, officer or director of the Company or AEON be liable for any amounts due and payable pursuant to this Note.

Date:	ALPHAEON CORPORATION

By
	Name:	Simone Blank
	Title:	Chairwoman

Address:
4040 MacArthur Boulevard, Suite 310 Newport Beach, CA 92660

[Signature Page to Promissory Note]

Agreed to and accepted this day of , 2019:

If an individual:

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If an entity:

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[Signature Page to Promissory Note]